MOORE STEPHENS
ELLIS FOSTER LTD.

CHARTERED ACCOUNTANTS

1650 West 1st Avenue
Vancouver, BC Canada V6J 1G1
Telephone: (604) 737-8117 Facsimile: (604) 714-5916
Website: www.ellisfoster.com

August 25, 2005

Securities and Exchange Commission
Washington, D.C. 20549

Ladies and Gentlemen:

We were previously the independent registered public accounting firm for Torrent Energy Corporation (the "Company") and, under the date of April 7, 2004, we reported on the financial statements of Torrent Energy Corporation as of and for the year ended March 31, 2004. On May 3, 2005, our appointment as the independent registered public accounting firm was terminated. We have reviewed Torrent Energy Corporation's statements included under Item 4.01 of its Form 8-K dated August 25, 2005 and we agree with the statements contained therein, except that we are not in a position to agree or disagree with the Company's statements that the change was approved by the Board of Directors.

Yours truly,

"Moore Stephens Ellis Foster Ltd."

Chartered Accountants
David Kong
Direct Line: 604-648-3615